UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2009

MangoSoft, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-30781	87-0543565
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29 Riverside Street, Suite A, MS A-8 Nashua, NH	03062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 324-0400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 22, 2009, MangoSoft, Inc. (the “Company” or “MangoSoft”) agreed to purchase from Plaintiff Funding Holding, Inc., d/b/a LawCash (“LawCash”), for the sum of $400,000 (the “Purchase Price”), all of LawCash’s rights, title and interest in certain specified litigations that had been funded by LawCash (the “Cases”).  LawCash, through its various subsidiaries, is in the business of financing personal injury litigations, such as the Cases, and in connection therewith, receives a contingent interest in the proceeds of the potential recovery by a personal injury claimant or litigant.  In accordance with the bill of sale entered into on May 22, 2009 by the Company and LawCash pursuant to which the Company acquired the Cases (the “Bill of Sale”), LawCash will service the Cases pursuant to a master services agreement dated May 22, 2009 (the “Master Services Agreement”) and the Company is entitled to receive from the disposition of the Cases (i) the return of the Purchase Price, and (ii) a return on the Purchase Price of 14% per annum.

The Company and LawCash are directly or indirectly controlled by Mr. Selig Zises, who is currently the sole director and Interim Chief Executive Officer of the Company, and Mr. Jay Zises.

The foregoing is only intended to be a summary of the terms of the Bill of Sale and the Master Services Agreement, and is not intended to be a complete discussion of such documents.  Accordingly, such discussion is qualified in its entirety by reference to the full text of each of the Bill of Sale and the Master Services Agreement, each of which is attached as Exhibit 99.1 and Exhibit 99.2 respectively, to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	The following are filed as Exhibits to this Current Report on Form 8-K:

99.1	Bill of Sale by and between Plaintiff Funding Holding Inc. d/b/a LawCash and MangoSoft, Inc. dated May 22, 2009

99.2	Master Services Agreement by and between Plaintiff Funding Holding Inc. and MangoSoft, Inc. dated May 22, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MangoSoft, Inc.

Date: July 2, 2009	/s/ Selig Zises
Selig Zises
Interim Chief Executive Officer